090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20120356711-08
Ross Miller Secretary of State State of Nevada	Filing Date and Time 05/21/2012 8:30 AM
	Entity Number E0240252009-2

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

TRIM HOLDING GROUP

2. The articles have been amended as follows: (provide article numbers, if available)

Article 1: The name of the corporation is HPIL Holding.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 4,196,100 (94%)

4. Effective date and time of filing: (optional) Date: 5/22/2012 Time: 2:00 PM

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

x S/ Louis Bertoli